QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.39

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

        The Company increased its non-employee directors pay to $60,000 annually (from the previous amount of $20,000 annually), at the rate of $15,000 per quarter. The Company also grants options to non-employee directors, generally at the first Board meeting after the director first joins the Board, and then periodically thereafter. In 2007 the Company granted options to non-employee directors as follows:

Name	Grant Date	Exercise Price ($)	Number of Options Granted
Allison Abraham	April 20, 2007	17.58	5,000
Ray Groves(1)	April 20, 2007	17.58	5,000
Barclay (Clay) Corbus	April 20, 2007	17.58	15,000
Joseph J. Tabacco, Jr.	August 16, 2007	20.00	15,000
James V. Joyce(2)	April 20, 2007	17.58	10,000
James V. Joyce(2)	October 24, 2007	34.65	30,000

(1)
Mr. Groves resigned from the Company's board of directors on May 24, 2007.

(2)
Mr. Joyce joined the Company's board of directors on January 14, 2008. These options were granted to Mr. Joyce for consulting services he performed prior to joining the Company's board of directors.

        The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for our executives, also occasionally make travel arrangements for directors to attend Board meetings, for which the Company reimburses Haverford Valley at rates not in excess of commercially available airline rates. The following table sets forth information concerning compensation paid or accrued by the Company to each non-employee member of the board of directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Allison H. Abraham	$30,000	$111,787	$141,787
Clay Corbus	$25,000	$31,462	$56,462
Joseph Tabacco	$20,000	$17,594	$37,594
John A Fisher(2)	—	$101,236	$101,236
Ray J. Groves(3)	$10,000	$128,538	$138,538
Gordon S. Macklin(4)	—	$101,594	$101,594

(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2007. At December 31, 2007, the number of options held by each non-employee director was as follows: Ms. Abraham: 30,000; Mr. Corbus: 15,000; and Mr. Tobacco: 15,000.

(2)
Mr. Fisher resigned from the Board on February 23, 2007.

(3)
Mr. Groves resigned from the Board on May 24, 2007.

(4)
Mr. Macklin passed away on January 30, 2007.

QuickLinks

  Exhibit 10.39